NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF 2019

(Carson City, Nevada) - May 3, 2019

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the first quarter ended March 31, 2019. Our reported shareholders’ equity was $179.0 million ($8.81 per share) at March 31, 2019, compared to $176.6 million ($8.52 per share) at December 31, 2018.

First Quarter Results of Operations

Our first quarter results of operations were as follows (in thousands):

	Three Months Ended March 31,
	2019	2018
Total revenue	$12,120	$344
Total cost and expenses	5,436	3,207
Gain (loss) from operations before income taxes	6,684	(2,863)
Provision for federal and state income taxes	—	—
Net income (loss) attributable to PICO Holdings, Inc.	6,684	(2,863)

Net income (loss) per share	$0.33	$(0.12)

PICO’s Chief Executive Officer, Dorothy Timian - Palmer, commented:

“Our net income of $6.7 million for the first quarter 2019 was driven largely by two sale transactions. We sold 1,064 acres of land and 18 acre - feet of water rights in Dodge Flat, Fernley, Nevada for gross proceeds of $8.9 million and a gross margin of approximately $7.2 million. In addition, our subsidiary, Fish Springs Ranch, LLC sold 86 acre - feet of water rights to residential developers at $35,000 per acre - foot in the North Valleys region of Reno, Nevada. We believe these transactions demonstrate the robust growth that is occurring in northern Nevada and that our remaining inventory of water rights in northern Nevada which can serve the North Valleys and the Dayton corridor / Lyon County area are well positioned to provide for continued growth in the region.

“Our net income for the quarter also included certain severance accruals - chiefly for John Perri our former Chief Financial Officer. On behalf of the Board and the Company, I wish to thank John for the service he has given to the Company over many years and for being a dedicated employee and highly professional finance executive. He has ensured a smooth transition as we closed our La Jolla, California office and transitioned the treasury, finance and administrative functions to our head office in Carson City, Nevada. We wish John every success in the future. Max Webb, our Executive Chairman, has been appointed as our Chief Financial Officer with immediate effect.

“As a result of the completion of the transition of functions to Carson City, Nevada and the related reduction in headcount and payroll, we anticipate from this date forward that our annual net operating cash costs, that is, overhead, project related costs and operating income before any asset monetizations or extraordinary items, to be approximately $5.5 million. We will continue to review all operations for the purpose of identifying possible further reductions in our overhead costs.

“With respect to our capital allocation, we believe that repurchasing shares of our common stock is still attractive at current stock price levels. During the first quarter we repurchased approximately 420,000 shares on the open market for approximately $4.3 million ($10.32 per share) and as of March 31, 2019 we had 20,305,710 shares outstanding.

“As we previously disclosed, we entered into an agreement to buy certain groundwater rights in Lyon County, Nevada. In the second quarter of 2019, we closed on the acquisition of 267 acre feet in Lyon County for approximately $4 million and have entered into options to acquire an additional 403 acre - feet in Lyon County over the next couple of years. We believe the supply and demand dynamics of water rights in this area is a compelling investment opportunity and the acquired water rights complement our existing inventory in the area.”

Net Operating Loss Carryforwards

At December 31, 2018, we had approximately $170.1 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in our Annual Report on Form 10-K for the year ended December 31, 2018 that we filed with the Securities and Exchange Commission.

About PICO Holdings, Inc.

As of March 31, 2019, our primary holding was Vidler Water Company, Inc., a water resource and water storage business with assets and operations primarily in the Southwestern U.S.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

At March 31, 2019, we had a market capitalization of $201.0 million, and 20,305,710 shares outstanding.

We remind all of our stockholders that you can submit a question regarding our operations, to info@picoholdings.com, and, if appropriate, we will post on our website responses to these questions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, our ability to monetize our water resources, the future demand for our water resources, the savings expected from our transition to Carson City and reduction in headcount, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses in which Vidler operates; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 x200 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
President and Chief Executive Officer
(775) 885-5000

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